Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered as of July 11, 2014 (“Effective Date”) by and between Fogo de Chão (Holdings), Inc., a Delaware corporation (“Company”), and Selma Oliveira (“Executive”).

WHEREAS, the Board of Directors of the Company (“Board”) has determined that it is in the best interest of the Company to secure the continuing services and employment of the Executive for the period provided in this Agreement and the Executive is willing to render such services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Term. The initial term (“Initial Term”) of employment under this Agreement shall commence and this Agreement shall be effective as of the Effective Date and shall continue for a period ending on December 31, 2015, unless sooner terminated in accordance with the terms hereof. The Initial Term shall be automatically extended for additional one-year periods (each such year an “Extended Term”) on the same terms and conditions set forth in this Agreement, unless either party provides notice of her or its intention not to extend this Agreement at least ninety (90) days prior to the expiration of the Initial Term or, if previously extended, any Extended Term. The Initial Term and any Extended Term may be collectively referred to in this Agreement as the “Term.”

2. Employment Duties.

(a) Position. Commencing upon the Effective Date and continuing through the period of the Executive’s employment by the Company, the Executive shall serve as the Chief Operating Officer of the Company and shall have the duties, responsibilities and authority established by the Board. The Executive shall report to the Chief Executive Officer of the Company.

(b) Obligations. The Executive agrees to devote her full business time and attention to the business and affairs of the Company. The foregoing, however, shall not preclude the Executive from serving on corporate, civic or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities hereunder, or leave for vacation or personal leave permitted hereunder or illness.

3. Compensation and Benefits.

(a) Base Salary. During the period of the Executive’s employment by the Company, the Executive shall receive an annual base salary of not less than US$320,000 (“Base Salary”) payable in equal bi-weekly installments, less applicable withholdings. Each year, the Board shall review the Base Salary and other compensation of the Executive based upon performance and other factors deemed appropriate by the Board and make such increases as it deems fit.

(b) Annual Performance Bonus. During the period of the Executive’s employment by the Company hereunder, the Executive shall receive each year an annual performance bonus (“Annual Performance Bonus”) based upon objective performance criteria set by the Board. The Annual Performance Bonus shall have a target amount of no less than 50% of the Executive’s Base Salary. Subject to achievement of the applicable performance criteria as determined by the Board, the Annual Performance Bonus shall be paid not later than March 15 of the calendar year following the end of the calendar year in which the Annual Performance Bonus is earned.

(c) Employee Benefits. The Executive shall be entitled to the following benefits during the period of the Executive’s employment by the Company hereunder: (i) to the extent permitted by applicable law, the Executive shall be entitled to receive benefits and fringes (whether subsidized in part, or paid for in full by the Company) including, but not limited to, medical, dental and disability insurance, which the Company now or in the future generally offers to its executive officers; (ii) the Company will pay the entire amount of each monthly premium for full family coverage for the benefit of the Executive and the Executive’s family under the Company’s health and dental insurance plans in which the Executive and the Executive’s family members are eligible to participate; (iii) the Executive shall be eligible to participate in any of the Company’s savings, retirement, 401(k), deferred compensation, corporate owned life insurance, and other qualified and non-qualified plans sponsored by the Company; and (iv) the Executive shall be insured under the Company’s director and officer liability insurance and shall be provided with an indemnification agreement effective as of the Effective Date in the same form previously entered into with members of the Board.

(d) Expenses. The Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of her duties hereunder, in each case in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation. Upon the Executive’s termination of employment (as provided in Section 4), any outstanding reimbursement requests must be submitted promptly and payment shall occur thereafter but no later than December 31st of the calendar year following the calendar year in which such expenses were incurred.

(e) Retention Payments. The Executive shall be paid an annual retention payment of $150,000 for each of calendar years 2014 and 2015. The 2014 annual retention payment shall be paid not later than March 15, 2015 and the 2015 annual retention payment shall be paid not later than March 15, 2016.

(f) Vacation. The Executive shall be entitled to four (4) weeks of annual vacation in accordance with the policies periodically established by the Board.

4. Termination and Payments Upon Termination.

(a) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b) Disability. Either the Executive or the Company shall be entitled to terminate the Executive’s employment for “Disability” by giving the other party a Notice of Termination (as defined below). For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform her duties for a period of thirty (30) consecutive days or sixty (60) days in any calendar year as a result of physical or mental impairment, illness or injury, and such condition, in the opinion of a medical doctor selected by either the Executive or the Company and reasonably acceptable to the other party (if the Executive, then, if applicable, her legal representative), is total and long-term or permanent.

(c) Cause. The Company shall be entitled to terminate the Executive’s employment for Cause by giving the Executive a Notice of Termination. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s misappropriation or theft of the Company’s or any of its subsidiary’s funds or property, (ii) the Executive’s conviction or entering of a plea of nolo contendere of any fraud, misappropriation, embezzlement or similar act, felony or crime involving dishonesty or moral turpitude, (iii) the Executive’s material breach of this Agreement or failure to perform any of her duties owed to the Company or (iv) the Executive’s commission of any act involving willful malfeasance or gross negligence or the Executive’s failure to act involving material nonfeasance.

The Executive’s employment with the Company shall not be terminated for Cause unless he has been given written notice by the Board of its intention to so terminate her employment (a “Notice of Cause”), such notice (i) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (ii) to be given within six months of the Board’s learning of such acts or failures to act. The Executive shall have 10 days after the date that the Notice of Cause is given in which to cure any breach of this Agreement or acts or failures to act, to the extent such cure is possible.

(d) Without Cause. The Board may terminate the Executive’s employment hereunder, without Cause, at any time and for any reason or for no reason by giving the Executive a Notice of Termination (as defined below).

(e) Voluntary Termination. The Executive may terminate her employment hereunder at any time and for any reason by giving the Company a Notice of Termination.

(f) Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis (unless not required pursuant to Section 4(d)) for termination of the Executive’s employment under the provision so indicated. The Termination Date (as defined below) specified in such Notice of Termination shall be no less than two weeks from the date the Notice of Termination is given; provided, however, that (i) if the Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days (but not more than ninety (90) days) from the date the Notice of Termination is given to the Executive and (ii) if the Executive terminates her employment in accordance with Section 4(e) of this Agreement, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Company.

(g) Termination Date. “Termination Date” shall mean the date of the termination of the Executive’s employment with the Company and specifically (i) in the case of the Executive’s death, her date of death; (ii) in the case of the expiration of the Term of this Agreement in accordance with Section 1, the date of such expiration; and (iii) in all other cases, the date specified in the Notice of Termination, as defined in Section 4(f).

5. Compensation Upon Termination of Employment.

(a) Compensation. If during the Term of this Agreement, the Executive’s employment under this Agreement is terminated (i) by the Company for Cause or (ii) by the Executive, the Company’s sole obligation hereunder shall be to pay the Executive the following amounts earned, accrued or owing hereunder but not paid as of the Termination Date (collectively, “Accrued Compensation”):

(i) Base Salary unpaid through the Termination Date;

(ii) all other compensation which has been earned, accrued or is owing, under the terms of the applicable plan, program or practice, to the Executive as of the Termination Date but not paid, including, without limitation, the Annual Performance Bonus and any incentive awards under any incentive or bonus plan;

(iii) any amounts which the Executive had previously deferred; and

(iv) reimbursement of any and all reasonable expenses incurred in connection with the Executive’s duties and responsibilities under this Agreement in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation; and other or additional benefits and entitlements in accordance with applicable plans, programs and arrangements of the Company.

For the purposes of Section 5(a)(ii), to the extent that compensation has not been accrued under any incentive and bonus plan, the applicable metrics under each such plan shall be pro-rated so that such metrics and the measurement of the performance applicable to such metrics shall be calculated based on the number of days of the fiscal year in which the Executive was terminated prior to the Termination Date. The Accrued Compensation shall be paid in a single lump-sum cash payment within ten (10) days following the Executive’s Termination Date, except that any portion thereof required to be paid sooner under applicable law shall be paid by the applicable deadline. The Executive shall not be entitled to any other payment after payment in full of the Accrued Compensation, other than any payment required under any indemnification obligation of the Company and employee benefits to which the Executive is entitled under COBRA (as defined in Section 5(f)), which obligations shall survive termination (collectively, “Post-Termination Obligations”).

(b) Disability. If the Executive’s employment hereunder is terminated by either party by reason of the Executive’s Disability, the Company’s shall (i) pay the Executive the unpaid Accrued Compensation through the Termination Date within thirty (30) days following the Executive’s Termination Date, except that any portion thereof required to be paid sooner under applicable law shall be paid by the applicable deadline and (ii) cause to be accelerated and vested, effective as of the Termination Date, all equity compensation awarded to the Executive.

(c) Death. If the Executive’s employment hereunder is terminated due to her death, the Company shall:

(i) pay the Executive’s estate or her beneficiaries (as the case may be) the unpaid Accrued Compensation through the Termination Date within thirty (30) days following the Executive’s Termination Date, except that any portion thereof required to be paid sooner under applicable law shall be paid by the applicable deadline;

(ii) provide such assistance as is necessary to facilitate the payment of any life insurance proceeds provided for in
Section 3(e) of this Agreement that may be payable to the Executive’s beneficiary or beneficiaries; and

(iii) cause to be accelerated and vested, effective as of the Termination Date, all equity compensation awarded to the Executive.

(d) Termination by Company Without Cause. If during the Term of this Agreement, the Executive’s employment is terminated by the Company without Cause pursuant to Section 4(d), the Company’s shall pay the Executive the following amounts:

(i) the Accrued Compensation;

(ii) an amount equal to the product of (x) 1/3 times the sum of (y) Executive’s then current annual Base Salary (such product referred to herein as the “Severance Payment”); and

(iii) the Post-Termination Obligations.

The Accrued Compensation and Severance Payment shall be paid in a single lump-sum cash payment within thirty (30) days following the Executive’s Termination Date, except that any portion thereof required to be paid sooner under applicable law shall be paid by the applicable deadline.

(e) Determination of Base Salary. For purposes of this Section 5, Base Salary shall be determined by the Base Salary at the annualized rate in effect on the Termination Date.

(f) Continuation of Employee Benefits. The Company shall, at its expense, provide to the Executive and her beneficiaries continued participation in all medical, dental, vision, prescription drug, hospitalization and life insurance coverages and in all other employee benefit plans, programs and arrangements in which the Executive was participating immediately prior to the Termination Date, on terms and conditions that are no less favorable than those that applied on the Termination Date, for a period of two years following the Termination Date, if the Executive’s employment is terminated by the Company other than for Cause; provided that, if the continued participation would reasonably give rise to any fines, penalties, or negative tax consequences to the Company or the Executive (including without limitation, under the Patient Protection and Affordable Care Act), as determined by the Company in good faith, the Company and the Executive shall, in good faith, discuss an alternative but mutually agreeable arrangement. In each case, benefits required pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) will commence after the applicable period has been completed. Notwithstanding the foregoing, the Company’s obligation under this Subsection 5(f) shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer.

(g) No Mitigation: No Offset. In the event of any termination of her employment hereunder, the Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and, except as set forth expressly under the proviso in Subsection 5(f), no such payment or benefit shall be offset or reduced by the amount of any compensation or benefit provided to the Executive in any subsequent employment.

(h) Section 409A. It is the intent of this Agreement that no payment to the Executive shall result in nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and applicable guidance promulgated thereunder. However, in the event that all, or a portion, of the payments set forth in this Agreement meet the definition of nonqualified deferred compensation, the Company intends that such payments be made in a manner that complies with Section 409A of the Code and any guidance issued thereunder. The Company shall take all necessary steps to fulfill this intent, including, but not limited to, making any amendments to this Agreement as may be necessary to comply with the provisions of Section 409A of the Code. In addition, the following delay of payment will not in and of itself constitute a violation of the deferral or distribution requirements of Section 409A of the Code so long as such delay is based on the Company’s reasonable understanding that such payment would violate U.S. federal securities laws or other applicable laws; provided payment shall be made at the earliest date at which the Company reasonably anticipates making the payment will not cause such violation.

Payment or reimbursement of any expenses incurred by Executive pursuant to this Agreement, if any, other than reimbursements that would otherwise be exempt from income or the application of Code Section 409A, shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement, or in-kind benefits provided, in any year shall not affect the amount of such expenses eligible for payment or reimbursement, or in-kind benefits to be provided, in any other year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Code Section 105(b). Additionally, any right to expense reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

For purposes of this Agreement, phrases like “termination of employment,” “termination of Executive’s employment,” “Executive terminates her employment”, and similar phrases shall be interpreted to comply with the requirements of Code Section 409A and the Treasury regulations and applicable guidance promulgated thereunder.

6. Successors and Assigns.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and any successor or assign shall perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “Company” as used herein shall include any such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, her beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

7. Venue. In the event of any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement that is not settled by mutual agreement or arbitration pursuant to Section 20, such controversy or claim (only to the extent arbitration is not required pursuant to Section 20) shall be determined in a court of competent jurisdiction in Dallas County, Texas, or the federal court for Dallas County, Texas, and each party waives any claim to have the matter heard in any other local, state, or federal jurisdiction.

8. Severability. If, for any reason, any provision of this Agreement is held invalid, illegal or unenforceable such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement not held so invalid, illegal or unenforceable, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. In addition, if any provision of this Agreement shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Agreement, shall, to the full extent consistent with law, continue in full force and effect. If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

9. Headings. The headings of sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

10. Withholding. All amounts paid pursuant to this Agreement shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

11. No Conflicts. Each of the Company and Executive represents and warrants to the other party that neither the execution, delivery and performance by the such person of this Agreement will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, any agreement to which such person is a party or which it or she may be subject.

12. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or three days after being sent by sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To the Executive:	Selma Oliveira
4133 Greenfield Drive
Richardson, Texas 75082

To the Company:	Fogo de Chão (Holdings), Inc.
14881 Quorum Drive, Suite 750
Dallas, TX 75254
Attn: Chief Executive Officer

13. Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive.

14. Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Executive and the Company hereunder shall survive any termination of the Executive’s employment.

15. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company except for increases in the Base Salary, other compensation and benefits provided for in Section 3. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflict of law principles thereof.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the employment of the Executive by the Company and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts.

18. Arbitration. Any claim or dispute arising under or relating to this Agreement or the breach, termination, or validity of any term of this Agreement shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies; provided, however, that nothing in this Section shall prohibit the Company from exercising its right under Section 7 hereof to pursue injunctive remedies with respect to a breach or threatened breach of the Executive’s covenants. The arbitration shall be conducted in Dallas, Texas, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §l, et. seq. Any award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction. Pending the resolution of any claim under this Agreement, the Executive (and her beneficiaries) shall continue to receive all payments and benefits due under this Agreement, except to the extent that the arbitrator (or a Court if an action is brought to enforce Section 7) otherwise provides.

19. Attorneys’ Fees. In the event of any action for the breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in connection with such action.

[Remainder of page intentionally left blank. Signature page follows].

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

COMPANY:

Fogo de Chão (Holdings), Inc.,
A Delaware corporation

By:	/s/ Lawrence J. Johnson
Name: Lawrence J. Johnson
Title: Chief Executive Officer

EXECUTIVE:

/s/ Selma Oliveira
Selma Oliveira